Exhibit 99.2
TEXTRON INC.
UPDATES TO ANNUAL REPORT ON FORM 10-K
(UPDATED BY THIS CURRENT REPORT ON FORM 8-K)
FOR THE FISCAL YEAR ENDED DECEMBER 29, 2007
Item 6. Selected Financial Data

(Dollars in millions, except per share amounts and where otherwise noted)	2007	2006	2005	2004	2003
Revenues
Cessna	$5,000	$4,156	$3,480	$2,473	$2,299
Bell	2,581	2,347	2,075	1,615	1,755
Defense & Intelligence	1,334	1,061	806	639	593
Industrial	3,435	3,128	3,054	3,046	2,836
Finance	875	798	628	545	572
Total revenues	$13,225	$11,490	$10,043	$8,318	$8,055
Segment profit
Cessna	$865	$645	$457	$267	$199
Bell	144	108	269	156	150
Defense & Intelligence	191	141	99	94	84
Industrial	218	163	150	194	150
Finance	222	210	171	139	122
Total segment profit	1,640	1,267	1,146	850	705
Special charges	—	—	(118)	(59)	(77)
Gain on sale of businesses	—	—	—	—	15
Corporate expenses and other, net	(253)	(202)	(199)	(157)	(123)
Interest expense, net	(87)	(90)	(90)	(94)	(96)
Income taxes	(385)	(269)	(223)	(165)	(109)
Distributions on preferred securities, net of income taxes	—	—	—	—	(13)
Income from continuing operations	$915	$706	$516	$375	$302
Per share of common stock**
Income from continuing operations — basic	$3.66	$2.76	$1.93	$1.36	$1.11
Income from continuing operations — diluted	$3.59	$2.71	$1.89	$1.34	$1.10
Dividends declared	$0.85	$0.78	$0.70	$0.66	$0.65
Book value at year-end	$13.99	$10.51	$12.55	$13.45	$13.40
Common stock price: High	$73.38	$49.19	$40.02	$37.31	$28.85
Low	$44.08	$37.88	$32.92	$25.42	$13.42
Year-end	$71.62	$46.88	$38.49	$36.90	$28.59
Common shares outstanding (In thousands)**
Basic average	249,792	255,098	267,062	274,674	271,750
Diluted average*	254,826	260,444	272,892	280,339	274,434
Year-end	250,061	251,192	260,370	270,746	274,476
Financial position
Total assets	$19,956	$17,550	$16,499	$15,875	$15,171
Manufacturing group debt	$2,148	$1,800	$1,934	$1,770	$2,008
Finance group debt	$7,311	$6,862	$5,420	$4,783	$4,407
Mandatorily redeemable preferred securities — Finance group	$—	$—	$—	$—	$26
Shareholders’ equity	$3,507	$2,649	$3,276	$3,652	$3,690
Manufacturing group debt-to-capital (net of cash)	32%	29%	26%	25%	30%
Manufacturing group debt-to-capital	38%	40%	37%	33%	35%
Investment data
Capital expenditures, including capital leases	$423	$447	$380	$294	$289
Depreciation	$298	$271	$284	$265	$260
Research and development	$814	$786	$692	$574	$573
Other data
Number of employees at year-end	44,000	40,000	37,000	34,000	31,000
Number of common shareholders at year-end	15,000	16,000	17,000	18,000	19,000

* Diluted average common shares outstanding assumes full conversion of outstanding preferred stock and exercise of stock options.

** All prior periods presented have been restated to reflect a two-for-one stock split in 2007.

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